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                                                                       Exhibit 8

                         Sidley Austin Brown & Wood LLP

        Chicago                 One World Trade Center                  Beijing
         ------              New York, New York 10048-0557               ------
         Dallas                 Telephone 212 839 5300                 Hong Kong
         ------                 Facsimile 212 839 5599                   ------
       Los Angeles                  www.sidley.com                       London
         ------                                                          ------
     San Francisco                   Founded 1866                       Shanghai
         ------                                                          ------
        Seattle                                                        Singapore
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    Washington, D.C.                                                     Tokyo



                                                          July 26, 2001
Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

                 Re:   Household International, Inc.
                       ----------------------------
                       Zero Coupon Convertible Senior Debentures Due 2021
                       --------------------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel for Household International, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a prospectus supplement, dated July 26, 2001 (the "Prospectus Supplement"), relating to Zero Coupon Convertible Senior Debentures Due 2021 (the "Notes") in an aggregate principal amount of $1,220,793,000 offered by the Company. The Prospectus Supplement is a supplement to a prospectus, dated June 8, 2001, relating to the Company's Registration Statement on Form S-3 (Registration No. 333-60510) (the "Registration Statement"). The Notes are described in the Prospectus Supplement. The Notes were issued under an indenture, dated as of January 1, 1995, as supplemented by a first supplemental indenture, dated August 2, 2001 (the"Indenture"), between the Company and BNY Midwest Trust Company, as trustee.

     In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus Supplement, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
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     Based upon the foregoing, the Company's representation that, as of the issue date of the Notes, the likelihood of a contingent interest payment being made on the Notes during the term of the Notes is not remote, the Company's representation that, as of the issue date of the Notes, the likelihood of a contingent interest payment not being made on the Notes during the term of the Notes is not remote, and certain estimates made by the Company and Morgan Stanley & Co. Incorporated regarding the present value of contingent payments, we are of the opinion that:

     1. the Notes will be classified as indebtedness of the Company for United States federal income tax purposes;

     2. the Notes will be subject to the rules applicable to contingent payment debt instruments that are contained in Treasury Regulations section 1.1275-4(b); and

     3. the term comparable yield means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes.

Depending on the identity of the persons to whom the Notes were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the Notes. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

     We are also of the opinion that the statements contained in the Prospectus Supplement under the captions "Summary - The Offering - Tax Original Issue Discount" and "United States Federal Tax Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the treatment of the Notes under federal income tax laws, regulations and rulings now in effect.

     We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus Supplement.


                                    Very truly yours,



                                    /s/ SIDLEY AUSTIN BROWN & WOOD

                                   Sidley Austin Brown & Wood LLP


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